Exhibit 99.1

Saia Appoints Independent Director John P. Gainor to Board

JOHNS CREEK, GA – February 3, 2016 - Saia, Inc., (NASDAQ: SAIA) a leading transportation provider offering less-than-truckload, non-asset truckload, and logistics services, announced the board of directors has elected John P. Gainor as a director of the corporation. Mr. Gainor joins the board as a Class III director with a term expiring in April 2017.

Mr. Gainor has been Chief Executive Officer and President of International Dairy Queen, Inc., a Berkshire Hathaway, Inc. subsidiary, since July 2008. In that capacity he has led the $4.1 billion dollar quick- service restaurant brand consisting of 6,700 restaurants in the Dairy Queen®, Orange Julius® and Karmelkorn® systems located throughout the United States, Canada and 27 other countries.  Mr. Gainor served as Chief Supply Chain Officer at International Dairy Queen, Inc. from 2003 to July 2008 leading all supply chain functions for the company including purchasing, logistics, distribution, dairy, frozen novelties, equipment and supplies.

“We welcome John to the board and look forward to benefitting from both his extensive CEO and deep supply chain experience and perspectives," said Saia Chairman, Bert Trucksess.

Prior to joining International Dairy Queen, Inc., Mr. Gainor served in various executive management positions focused on logistics and transportation management at ProSource Distribution Services and Warner Lambert Company.

He received his undergraduate degree from Ohio University.

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About Saia, Inc.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services.  With headquarters in Georgia, Saia LTL Freight operates 147 terminals in 34 states.  For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

CONTACT:	Saia, Inc. Doug Col dcol@saia.com 678.542.3910